Exhibit 10.20

February 21, 2012

By Hand Delivery

Christopher C. Gallen, M.D., Ph. D.

8 Overbrook Parkway

Wynnewood, PA 19096

Dear Chris:

On February 7, 2012, you resigned from your employment as the Executive Vice President, Research & Development, of Zalicus Inc. (the “Company”), effective as of March 1, 2012 (the “Separation Date”). The purpose of this letter is to confirm the agreement between you and the Company concerning your compensation arrangements relating to your resignation (the “Agreement”), as follows:

1. Final Vacation Pay. You will be required to report to work and perform your duties through the Separation Date. On the Separation Date, you will receive pay for any accrued, unused vacation days as of the Separation Date as reflected on the books of the Company. You will also continue to be paid your salary and receive your employee benefits through the Separation Date. Provided that you report to work and perform your duties through the Separation Date, your right to salary, employee benefits and vacation pay will not be affected by whether or not you agree to this Agreement.

2. Separation Benefits. In consideration of your acceptance of this Agreement, the Company will issue to you, from the Company’s Amended and Restated 2004 Incentive Plan, a total of 350,000 shares of the Company’s common stock, par value, $0.001 per share (the “Shares”), on the following schedule, with each such date of issuance, an “Issuance Date”:

(a)	204,167 Shares on September 4, 2012;

(b)	29,167 Shares on October 1, 2012;

(c)	29,166 Shares on November 1, 2012;

(d)	29,167 Shares on December 3, 2012;

(e)	29,166 Shares on January 2, 2013; and

(f)	29,167 Shares on February 1, 2013.

3. Withholding; Section 409A. All cash payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other deductions authorized by you. The parties agree that upon each issuance of Shares on an Issuance Date, the Company will be required to withhold and remit tax and other amounts as required by applicable law, and immediately upon each Issuance Date, you agree to provide the Company with a sufficient amount of cash to allow the Company to withhold and remit taxes on your behalf in connection with each issuance of Shares on each Issuance Date. The parties intend that the benefits, issuances of Shares and payments provided under this agreement shall comply with the requirements of Section 409A of the Internal Revenue Code (the “Code”). As of the Separation Date, the Company has determined that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, as a result, to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is six months and one day after the your separation from service.

4. Acknowledgement of Full Payment. You acknowledge and agree that the payments and issuances of Shares provided under paragraphs 1 and 2 of this Agreement will be in complete satisfaction of any and all compensation due to you from the Company, whether for services provided to the Company or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation is owed to you.

5. Status of Employee Benefits, Paid Time Off and Stock Options. Your participation in all employee benefit plans of the Company will end as of the Separation Date, in accordance with the terms of those plans, as amended from time to time. You will not continue to earn vacation or other paid time off after the Separation Date. Except for the Shares, your and the Company’s rights and obligations with respect to any stock options or other equity previously granted to you shall be governed by the terms of any applicable grant or award agreement, equity plan, and any other agreements or requirements applicable to those options, as amended from time to time. Any stock options or equity that was not vested as of the Separation Date has been forfeited as of the Separation Date.

6. Non-Disparagement.

(a) You agree that you will not disparage or criticize the Company, its business, its management or its products.

(b) The Company agrees that it will not disparage or criticize you and your employment with the Company.

7. Return of Company Documents and Other Property. In signing this Agreement, you represent and warrant that you have returned to the Company or will return to the Company prior to the Separation Date any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to Company business (whether present or otherwise) and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company in your possession or control. Further, you represent and warrant that you have not retained and will not retain after the Separation Date any copy of any Company documents, materials or information (whether in hardcopy, on electronic media or otherwise). You agree that you will not, for any purpose, attempt to access or use any Company computer or computer network or system, including without limitation its electronic mail system, after the Separation Date. Further, you acknowledge that you have disclosed to the Company or will disclose to the Company prior to the Separation Date all passwords necessary or desirable to enable the Company to access all information which you have password-protected on any of its computer equipment or on its computer network or system.

8. Release of Claims.

(a) In exchange for the agreements and covenants set forth in this Agreement, including the agreement to issue Shares to you under paragraph 2 of this Agreement, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights or claims, whether known or unknown, that you have had in the past, now have, or might now have against the Company, any of its Affiliates, and/or all persons related thereto, including, without limitation, any and all causes of action, rights or claims in any way related to, connected with or arising out of your employment or its termination or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the fair employment practices statutes of the state or states in which you have provided services to the Company or any other federal, state or local law, regulation or other requirement and you hereby release and forever discharge the Company and its Affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, agents, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all such causes of action, rights or claims; provided, however, that such release shall not extend to any breach by Company on or after the Separation Date, of any of its obligations, promises, statements or agreements expressly and specifically arising under this Agreement. For purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise. This is a general release of all legally waivable claims.

(b) In exchange for the agreements and covenants set forth in this Agreement, including the release of claims set forth in the paragraph immediately above, on the Company’s own behalf and that of any of the Company’s Affiliates, all persons related thereto and their respective assigns, the Company agrees that this Agreement shall be in complete and final settlement of any and all causes of action, rights or claims, whether known or unknown, that the

Company has had in the past, now has, or might now have against you and your heirs, executors, administrators, beneficiaries, personal representatives and assigns, including, without limitation, any and all causes of action, rights or claims in any way related to, connected with or arising out of your employment or its termination and the Company hereby releases and forever discharges you and your heirs, executors, administrators, beneficiaries, personal representatives and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all such related causes of action, rights or claims provided, however, that such release and discharge shall not extend to any breach by you on or after the Separation Date, of any of your respective representations, warranties, obligations, promises, statements or agreements expressly and specifically arising under this Agreement or the Confidentiality Agreement (as defined below).

(c) This Agreement, including the releases of claims set forth in the paragraph 8(a), creates legally binding obligations and the Company therefore advises you to consider it carefully. In signing this Agreement, you give the Company assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity, before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other of those persons to whom reference is made in the first sentence of paragraph 6 above; and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

(d) This release does not include any claim which, as a matter of law, cannot be released by private agreement or that arises after the effective date of this Agreement. Nor does this release prohibit or bar you from providing truthful testimony in any legal proceeding, or from cooperating with, or making truthful disclosures to any governmental agency charged with the enforcement of any employment laws. Notwithstanding the foregoing, with respect to any claim that cannot be released by private agreement, each party agrees to release and waive its right (if any) to any monetary damages or other recovery (including, without limitation, attorneys’ fees) as to such claims, including any claims brought on such party’s behalf, either individually or as part of a collective action, by any governmental agency or other third party.

(e) You understand that you may take up to twenty-one (21) calendar days from your receipt of this Agreement to consider whether or not you should execute this Agreement. You further understand that you are not required to take the entire twenty-one-day period to decide. Should you wish to execute this Agreement sooner, you may do so on an accelerated basis without prejudice to your own or the Company’s rights under this Agreement. Changes to this Agreement, whether material or immaterial, will not restart this acceptance period.

(f) You understand that you have a right to revoke this Agreement to release your potential claims, if any, under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. (the “ADEA claims”), within a period of seven (7) days after you sign the Agreement. If you elect to revoke your agreement to release your claims as provided above, you understand that your revocation must be in writing and hand-delivered or mailed to the person listed below. If your revocation is hand-delivered, it must be provided to the Company within the relevant time period set forth above; if your revocation is mailed, it must be postmarked within the relevant time period set forth above. If mailed, your revocation must be sent by certified mail, return receipt requested and addressed as follows:

Jason Cole, Esq.

SVP, Corporate Development and General Counsel

Zalicus Inc.

245 First Street, 3rd Floor

Cambridge, MA 02142

If you exercise this right to revoke, the Company is released from any obligations under this Agreement.

9. Miscellaneous.

(a) This Agreement constitutes the entire agreement between you and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, including the Revised Offer Letter, dated May 27, 2004, between you and the Company, excluding only the the Confidentiality and Assignment of Proprietary Developments Agreement, dated April 11, 2005, between you and Neuromed Technologies Inc. (with the Company as the successor of Neuromed Technologies Inc.) (the “Confidentiality Agreement”) and your and the Company’s rights and obligations under any plan or agreement with respect to the securities of the Company (including, without limitation under any grant agreement or equity plan), all of which shall remain in full force and effect in accordance with their respective terms.

(b) If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions and parts thereof of this Agreement are declared to be severable. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise. The language of all parts of this Agreement shall in all cases be construed according to its fair meaning and not strictly for or against either of the parties.

(c) This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the SVP, Corporate Development and General Counsel of Company or his expressly authorized designee. The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

(d) You may not assign any of your rights or delegate any of your duties under this Agreement. The rights and obligations of the Company shall inure to the benefit of the Company’s successors and assigns.

(e) You acknowledge and agree that you have received and read this Agreement. You acknowledge that the provisions of the Agreement are understandable to you, that you fully appreciate and understand the meaning and effect of the terms in the Agreement, and that you are freely and voluntarily entering into this Agreement.

(f) You acknowledge that you have been provided with a reasonable and sufficient period of twenty-one (21) days within which to consider whether or not to accept this Agreement, and that you are hereby advised to, and are fully aware of your right to, consult with an attorney for advice in connection with this Agreement and prior to signing the Agreement.

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If the terms of this Agreement are acceptable to you, please sign, date and return it to Jason Cole within twenty-one (21) days of the date you receive it. You may revoke this Agreement at any time during the seven (7)-day period immediately following the date of your signing. If you do not revoke it, then, at the expiration of that seven (7)-day period, this letter will take effect as a legally-binding agreement between you and the Company on the basis set forth above. The enclosed copy of this letter, which you should also sign and date, is for your records.

Sincerely,

ZALICUS INC.

By:	/s/ Mark Corrigan
Mark Corrigan
President and Chief Executive Officer

Accepted and agreed:

I REPRESENT THAT I HAVE READ THE FOREGOING AGREEMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT I AM KNOWINGLY AND VOLUNTARILY EXECUTING THE SAME. IN ENTERING INTO THIS AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY OR ITS REPRESENTATIVES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

Signature:	/s/ Christopher C. Gallen
Christopher C. Gallen

Date: 02/22/2012